Exhibit 99.1

Press Release	Source: Loreto Resources Corporation

Loreto Resources Corporation Appoints Luis Saenz CEO and President
Monday July 21, 9:00 am ET

SARASOTA, Fla., July 21 /PRNewswire-FirstCall/ -- Loreto Resources Corporation (OTC Bulletin Board: LRTC - News) is pleased to announce that Mr. Luis Saenz has joined the Company as our CEO, President and Director effective today, July 21, 2008.

Mr. Saenz brings an extensive track record of mining industry leadership to Loreto Resources. With over 15 years of industry experience, Mr. Saenz was most recently employed at Standard Bank ("Standard") with Standard's investment banking unit, Standard Americas, Inc.

Mr. Saenz joined Standard in New York in 1997 and relocated to Peru in 1998 to establish Standard's Peru representative office. While in Peru, he led Standard's mining and metals origination effort in the Latin America region. He recently returned to New York to head Standard's mining and metals team in the Americas. He previously worked for Pechiney World Trade in the base metals trading area before joining Merrill Lynch as Vice-President for Commodities in Latin America.

Mr. Saenz said, "I look forward to the opportunity to bring my experience and network of contacts throughout Peru and Latin America to assist Loreto Resources in its objective of becoming a significant South American mining company. My initial efforts for the Company will be focused on establishing a strong technical team that will focus on identifying corporate, and/or property acquisitions and joint venture opportunities in the mining sector in Peru."

Chairman Nadine Smith said, "I am very pleased to announce the appointment of Luis Saenz as our CEO and President, and a member of the Board of Directors of Loreto Resources Corporation. The objective of our company is to develop a substantial mining company in South America, with an initial focus in Peru. Our company will be run by seasoned South American mining executives with experience and knowledge in the mining industry, and Mr. Saenz is an a key addition to our management team. The leadership qualities and network of connections that Mr. Saenz brings to our company will be a valuable asset in the execution of Loreto Resources' corporate strategy. We anticipate that his knowledge and expertise in the mining industry will position Loreto Resources as a significant mining company in South America."

About Loreto Resources Corporation

Loreto Resources Corporation is an early stage, start-up company currently pursuing a business strategy in the mining sector in South America, with an initial focus on identifying mining opportunities in Peru. To that end, the Company expects to establish a subsidiary in Peru with offices in Lima.

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify opportunities in the mining sector in South America, and in Peru in particular, and that the Company can successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.